Exhibit 3.2

FIFTH AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
SMITH ELECTRIC VEHICLES CORP.

The undersigned, Bryan L. Hansel, hereby certifies as follows:

1.             He is the duly elected and acting Chief Executive Officer of Smith Electric Vehicles Corp., a Delaware corporation (the “Corporation”).

2.  The name of the Corporation is Smith Electric Vehicles Corp.  The Corporation filed its original Certificate of Incorporation with the Secretary of State of the State of Delaware on January 13, 2009.

3.  This Fifth Amended and Restated Certificate of Incorporation amends, restates and integrates the provisions of the Fourth Amended and Restated Certificate of Incorporation of the Corporation and has been duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware, and has been approved by the written consent of the stockholders of the Corporation in accordance with Section 228 of the General Corporation Law of the State of Delaware.

4.  The text of the Fourth Amended and Restated Certificate of Incorporation is hereby amended and restated to read in full as follows:

ARTICLE I

The name of the corporation (hereinafter called the “Corporation”) is SMITH ELECTRIC VEHICLES CORP.

ARTICLE II

The address, including street, number, city, and county, of the registered office of the Corporation in the State of Delaware is 1811 Silverside Road, City of Wilmington, County of New Castle; and the name of the registered agent of the Corporation in the State of Delaware is Vcorp Services, LLC.

ARTICLE III

The nature of the business to be conducted and the purposes of the Corporation are to engage in any lawful act or activity or carry on any business for which corporations may be organized under the General Corporation Law of the State of Delaware or any successor statute.

ARTICLE IV

The authorized capitalization of the Corporation is as follows:

A.            Authorization of Stock.

1.             The total number of shares of all classes of stock which the Corporation shall have the authority to issue is two hundred and five million (205,000,000) shares, which shall consist of two classes of stock as follows:  two hundred million (200,000,000) shares of Common Stock, $0.001 par value per share (“Common Stock”), and five million (5,000,000) shares of Preferred Stock, $0.001 par value per share (“Preferred Stock”).

2.             The number of authorized shares of capital stock of the Corporation may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote (or written consent in lieu thereof) of the holders of a majority of the shares of capital stock of the Corporation entitled to vote thereon, without a vote of the holders of the Common Stock or Preferred Stock voting as a separate class, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware or any successor provision.

The rights, preferences, privileges and restrictions granted to and imposed upon the various classes and series of stock of the Corporation are as follows:

B.            Common Stock.

1.             General.  The voting, dividend, liquidation and other rights of` the holders of the Common Stock are expressly made subject to and qualified by the rights of the holders of any series of Preferred Stock. All shares of Common Stock will be identical and will entitle the holders thereof to the same rights and privileges.

2.             Voting Rights.  The holders of record of the Common Stock are entitled to one (1) vote per share on all matters to be voted on by the Corporation’s stockholders; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation or pursuant to the General Corporation Law of the State of Delaware.  Except as provided by law or this Certificate of Incorporation, holders of shares of Common Stock shall vote together as a single class on all matters with the holders of Preferred Stock.

3.             Dividends.  Dividends may be declared and paid on the Common Stock from funds lawfully available therefor if, as and when determined by the Board of Directors of the Corporation (the “Board of Directors”) in their sole discretion, subject to provisions of law and any provision of this Certificate of Incorporation, as amended from time to time, and subject to the relative rights and preferences of any shares of Preferred Stock authorized, issued and outstanding hereunder.

4.             Liquidation.  In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation and the amounts to which the holders of any Preferred Stock shall be entitled, the holders of Common Stock shall be entitled (together as one class) to share ratably in the remaining assets of the Corporation, together with any class or series of Preferred Stock entitled to share therein pursuant to this Certificate of Incorporation.

C.            Preferred Stock.  The Board of Directors is authorized, at any time or from time to time, to issue Preferred Stock and: (i) to provide for the issuance of shares of Preferred Stock in one or more series, and any restrictions on the issuance or reissuance of any additional Preferred Stock; (ii) to determine the designation for any such series by number, letter or title that shall distinguish such series from any other series of Preferred Stock; (iii) to establish from time to time the number of shares to be included in any such series, including a determination that such series shall consist of a single share, or that the number of shares shall be decreased (but not below the number of shares thereof then outstanding); and (iv) to determine with respect to the shares of any series of Preferred Stock the terms, powers, preferences, qualifications, limitations, restrictions and relative, participating, optional or other special rights of the shares of such series of Preferred Stock, including, but not limited to:

1.             whether, with respect to shares entitled to dividends, the holders thereof shall be entitled to cumulative, noncumulative or partially cumulative dividends, the dividend rate or rates (including the methods and procedures for determining such rate or rates), and any other terms and conditions relating to such dividends (including the relation which such dividends shall bear to the dividends payable on any other class or series of the Corporation’s capital stock);

2.             whether, and, if so, to what extent and upon what terms and conditions, the holders thereof shall be entitled to rights upon the voluntary or involuntary liquidation, dissolution or winding up of, or upon any distribution of the assets of, the Corporation;

3.             whether, and, if so, upon what terms and conditions, such shares shall be convertible into, or exchangeable for, other securities or property;

4.             whether, and, if so, upon what terms and conditions, such shares shall be redeemable by the Corporation;

5.             whether the shares shall be subject to any sinking fund provided for the purchase or redemption of such shares and, if so, the terms and amount of such fund;

6.             whether the holders thereof shall be entitled to voting rights and, if so, the terms and conditions for the exercise thereof; and

7.             whether the holders thereof shall be entitled to other relative, participating, optional or other special powers, preferences or rights and, if so, the qualifications, limitations and restrictions of such preferences or rights.

ARTICLE V

A.            Management.  The management of the business and the conduct of the affairs of the Corporation shall be vested in the Board of Directors.

B.            Number of Directors; Election; Term.  Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, the number of directors which shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in, the by-laws of the Corporation.  Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, the directors of the Corporation shall be divided into three classes as nearly equal in size as is practicable, hereby designated Class I, Class II and Class III.  The initial assignment of members of the Board of Directors to each such class shall be made by the Board of Directors.  The term of office of the initial Class I directors shall expire at the first regularly-scheduled annual meeting of the stockholders following the closing date (the “Effective Date”) of the initial sale of shares of Common Stock in the Corporation’s initial public offering pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, the term of office of the initial Class II directors shall expire at the second regularly-scheduled annual meeting of the stockholders following the Effective Date and the term of office of the initial Class III directors shall expire at the third regularly-scheduled annual meeting of the stockholders following the Effective Date.  At each annual meeting of stockholders, commencing with the first regularly-scheduled annual meeting of stockholders following the Effective Date, each of the successors elected to replace the directors of a Class whose term shall have expired at such annual meeting shall be elected to hold office until the third annual meeting next succeeding his or her election and until his or her respective successor shall have been duly elected and qualified.  Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, if the number of directors that constitutes the whole Board of Directors is changed, any newly created directorships or decrease in directorships shall be so apportioned by the Board of Directors among the classes as to make all classes as nearly equal in number as is practicable; provided that, except as may be provided otherwise with respect to any series Preferred Stock, no decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.  Elections of directors need not be by written ballot unless the by-laws of the Corporation shall so provide.  Notwithstanding the foregoing provisions of this Section B, and subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, each director shall serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal.

C.            Removal.  Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, a director may be removed from office by the affirmative vote of holders of shares of capital stock issued and outstanding and entitled to vote in an election of directors representing at least a majority of the votes entitled to be cast thereon, and then, only for cause.

D.            Amendment of By-laws.  In accordance with the provisions of Section 109 of the General Corporation Law of the State of Delaware, the power to adopt, amend or repeal the by-laws of the Corporation may be exercised by the Board of Directors.

ARTICLE VI

A.            No Action by Written Consent of Stockholders.  Except as otherwise expressly provided by the terms of any series of Preferred Stock permitting the holders of such series of Preferred Stock to act by written consent, any action required or permitted to be taken by stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders and may not be effected by written consent in lieu of a meeting.

B.            Special Meetings.  Except as otherwise expressly provided by the terms of any series of Preferred Stock permitting the holders of such series of Preferred Stock to call a special meeting of the holders of such series, special meetings of stockholders of the Corporation may be called only by the chairman of the Board of Directors, the chief executive officer of the Corporation, any president of the Corporation (in the absence or disability of the chairman of the Board of Directors and the chief executive officer of the Corporation) or the secretary of the Corporation at the request of the Board of Directors, and the ability of the stockholders to call a special meeting is hereby specifically denied.  The Board of Directors may cancel, postpone or reschedule any previously scheduled special meeting at any time, before or after the notice for such meeting has been sent to the stockholders.

ARTICLE VII

Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs.  If a majority in number representing three-fourths (3/4) in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all of the creditors or class of creditors, and/or on all of the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

ARTICLE VIII

A.            Indemnification.  To the fullest extent permitted by the General Corporation Law of the State of Delaware, as it presently exists or may hereafter be amended from time to time, the Corporation is authorized to provide indemnification of (and advancement of expenses to) the directors, officers and agents of the Corporation (and any other persons to which the General Corporation Law of the State of Delaware permits the Corporation to provide indemnification)

through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise.

B.            Limitation of Personal Liability.  To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or hereafter may be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.  If the General Corporation Law of the State of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.  No amendment, modification or repeal of this paragraph or any adoption of any other provision of this Certificate of Incorporation inconsistent with this paragraph shall apply to or adversely affect any right or protection of a director of the Corporation existing at the time of such amendment, modification, repeal or adoption with respect to any acts or omissions of such director occurring prior to such amendment, modification, repeal or adoption.

ARTICLE IX

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation (including any rights, preferences or other designations of Preferred Stock), in the manner now or hereafter prescribed by this Certificate of Incorporation and the General Corporation Law of the State of Delaware; and all rights, preferences and privileges herein conferred upon stockholders by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article IX.  Notwithstanding any other provision of this Certificate of Incorporation to the contrary, and in addition to any other vote that may be required by law or the terms of any series of Preferred Stock, the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to (i) amend, alter or repeal, or adopt any provision as part of this Certificate of Incorporation inconsistent with the purpose and intent of, Article V, Article VI, Article VIII, this Article IX or Article XI (including, without limitation, any such Article as renumbered as a result of any amendment, alteration, change, repeal or adoption of any other Article) or (ii) amend, alter or repeal, or adopt any provision as part of this Certificate of Incorporation or the Corporation’s by-laws inconsistent with the purpose and intent of, Article II; Sections 1, 2, 3 and 9 of Article III; Article VII or Article VIII, Section 4 (including, without limitation, any such Article or Section as renumbered as a result of any amendment, alteration, change, repeal or adoption of any other Article or Section) of the Corporation’s by-laws.

ARTICLE X

A.            Books.  The books of the Corporation may be kept at such place within or without the State of Delaware as the by-laws of the Corporation may provide or as may be designated from time to time by the Board of Directors.

B.            Existence.  The Corporation is to have perpetual existence.

ARTICLE XI

The Court of Chancery of the State of Delaware shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation arising pursuant to any provision of the General Corporation Law of the State of Delaware or the Corporation’s Certificate of Incorporation or by-laws or (iv) any action asserting a claim against the Corporation governed by the internal affairs doctrine, in each such case (a) subject to said Court of Chancery having personal jurisdiction over the indispensible parties named as defendants therein and (b) except to the extent that the Board of Directors by resolution consents on behalf of the Corporation to jurisdiction in a forum other than the Court of Chancery of the State of Delaware for such action. Any person or entity purchasing or otherwise acquiring any interest in the shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XI.

IN WITNESS WHEREOF, the Corporation has caused this Fifth Amended and Restated Certificate of Incorporation to be signed by its duly authorized officer this,          day of                       , 2012.

Bryan L. Hansel
Chief Executive Officer

CERTIFICATE OF DESIGNATION

OF

SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

OF

SMITH ELECTRIC VEHICLES CORP.

Pursuant to Section 151 of the General

Corporation Law of the State of Delaware

The undersigned officer of Smith Electric Vehicles Corp., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 103 thereof, hereby certifies that the following resolution was adopted by the Board of Directors pursuant to Section 151 of the General Corporation Law of the State of Delaware:

RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of the Corporation in accordance with the provisions of its Fifth Amended and Restated Certificate of Incorporation and the General Corporation Law of the State of Delaware, the Board of Directors hereby creates a series of the Corporation’s previously authorized Preferred Stock, par value $0.001 per share (the “Preferred Stock”), and hereby states the designation and amount thereof and the voting powers, preferences and relative, participating, optional or other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:

1.             Designation and Amount. The shares of such series shall be designated as “Series A Junior Participating Preferred Stock,” and the number of shares constituting such series shall be equal to one ten-thousandth (1/10,000) of one hundred and ten percent (110%) of the number of issued and outstanding shares of the Common Stock, $0.001 par value per share, of the Corporation (“Common Stock”) immediately following the closing of the initial sale of shares of Common Stock in the Corporation’s initial public offering pursuant to an effective registration statement filed under the Securities Act of 1933, as amended.

2.             Dividends and Distributions.

(a)           Subject to the prior and superior rights with respect to dividends of the holders of any shares of any series of Preferred Stock ranking prior and superior to the shares of Series A Junior Participating Preferred Stock, the holders of shares of Series A Junior Participating Preferred Stock shall be entitled to receive, in preference to the holders of Common Stock, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of January, April, July and October in each year or such other quarterly payment date as shall be specified by the Board of Directors (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of the Series A Junior Participating Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (i) $0.001 or (ii) subject to adjustment as hereinafter set forth, 10,000 times the aggregate per share amount of all cash dividends, and 10,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of the Series A Junior Participating Preferred Stock.  In the event the Corporation shall at any time after the closing date of the initial sale of shares of Common Stock in the Corporation’s initial public offering pursuant to an effective registration statement filed under the Securities Act of 1933, as amended (such date, the “Rights Declaration Date”), (i) declare or pay any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding shares of Common Stock, or (iii) combine the outstanding shares of Common Stock into a smaller number of shares, then in each such case, if an equivalent dividend is not declared on the Series A Junior Participating Preferred Stock, the amount to which holders of shares of Series A Junior Participating Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(b)           The Corporation shall declare a dividend or distribution on Series A Junior Participating Preferred Stock as provided in paragraph (a) above immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided, however, that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $0.001 per share on the Series A Junior Participating Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

(c)           Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Junior Participating Preferred Stock from the date of issue of such shares of Series A Junior Participating Preferred Stock to the extent the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, or, if the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Junior Participating Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events, such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Junior Participating Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Junior Participating Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 30 days prior to the date fixed for the payment thereof.

3.                                      Voting Rights. The holders of shares of Series A Junior Participating Preferred Stock shall have the following voting rights:

(a)                                 Subject to adjustment as hereinafter set forth, each share of Series A Junior Participating Preferred Stock shall entitle the holder thereof to 10,000 votes on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case, if an equivalent dividend is not declared on the Series A Junior Participating Preferred Stock, the number of votes per share to which holders of shares of Series A Junior Participating Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(b)                                 Except as otherwise provided herein, in the Certificate of Incorporation of the Corporation, as amended or restated (the “Certificate of Incorporation”), in any other Certificate of Designation creating a series of Preferred Stock or any similar stock or by law, the holders of shares of Series A Junior Participating Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

(c)                                  (i)  If at any time dividends on any Series A Junior Participating Preferred Stock shall be in arrears in an amount equal to six (6) quarterly dividends thereon, the occurrence of such contingency shall mark the beginning of a period (a “default period”) which shall extend until such time when all accrued and unpaid dividends for all previous quarterly dividend periods and for the current quarterly dividend period on all shares of Series A Junior Participating Preferred Stock then outstanding shall have been declared and paid or set apart for payment.  At the commencement of a default period, the number of directors constituting the whole Board of Directors shall automatically be increased by two.  During each default period, all holders of shares of Series A Junior Participating Preferred Stock with dividends in arrears in an amount equal to six (6) quarterly dividends thereon, voting as a class together with holders of any other shares of Preferred Stock upon which like voting rights have been conferred and are then exercisable, irrespective of series, shall have the right to elect two (2) directors.  Each such additional director shall not be a member of Class I, Class II or Class III of the Board of Directors of the Corporation, but shall serve until the next annual meeting of stockholders for the election of directors, or until his successor shall be elected and shall qualify, or until his right to hold such office terminates pursuant to the provisions of this Paragraph 3(c).

(ii)  During any default period, such voting right of the holders of shares of Series A Junior Participating Preferred Stock may be exercised initially at a special meeting called pursuant to subparagraph (iii) of this Section 3(c) or at any annual meeting of stockholders, and thereafter at annual meetings of stockholders, provided that such voting right shall not be exercised unless the holders of ten percent (10%) in number of shares of Preferred Stock having the voting rights set forth above that are outstanding shall be present in person or by proxy. The absence of a quorum of the holders of Common Stock shall not affect the exercise by the holders of such Preferred Stock of such voting right.  After the holders of such Preferred Stock shall have exercised their right to elect directors in any default period and during the continuance of such period, the number of directors shall not be increased or decreased except by vote of the holders of such Preferred Stock as herein provided or pursuant to the rights of any equity securities of the Corporation ranking senior to or pari passu with the Series A Junior Participating Preferred Stock.

(iii)  Unless the holders of such Preferred Stock shall during an existing default period, have previously exercised their right to elect directors, the Board of Directors may order, or any stockholder or stockholders owning in the aggregate not less than ten percent (10%) of the total number of shares of such Preferred Stock outstanding, irrespective of series, may request, the calling of special meeting of the holders of such Preferred Stock, which meeting shall thereupon be called by the Secretary of the Corporation. Notice of such meeting and of any annual meeting at which holders of Preferred Stock are entitled to vote pursuant to this Paragraph (c)(iii) shall be given to each holder of record of such Preferred Stock by mailing a copy of such notice to him at his last address as the same appears on the books of the Corporation. Such meeting shall be called for a time not earlier than twenty (20) days and not later than sixty (60) days after such order or request or the event such meeting has not been called within sixty (60) days after such order or request, such meeting may be called on similar notice by any stockholder or stockholders owning in the aggregate not less than ten percent (10%) of the total number of shares of such Preferred Stock outstanding. Notwithstanding the provisions of this Paragraph (c)(iii), no such special meeting shall be called during the period within sixty (60) days immediately preceding the date fixed for the next annual meeting of the stockholders.

(iv)  In any default period, the holders of Common Stock, and other classes of stock of the Corporation if applicable, shall continue to be entitled to elect the whole number of directors until the holders of such Preferred Stock shall have exercised their right to elect two (2) directors voting as a class (and until such time, the two (2) directorships established pursuant to this Paragraph 3(c) shall remain vacant), after the exercise of which right (x) each director so elected by the holders of such Preferred Stock shall continue in office until his or her successor shall have been elected by such holders and qualified or until the expiration of the default period or his or her earlier death, resignation or removal; (y) any vacancy in the Board of Directors may be filled by vote of a majority of the remaining directors theretofore elected by the holders of the class of stock which elected the director whose office shall have become vacant;. and (z) any director elected by the holders of such Preferred Stock may be removed, with or without cause, only by an affirmative vote of a majority of the shares of such Preferred Stock then outstanding.  References in this Paragraph (c) to directors elected by the holders of a particular class of stock shall include directors elected by such directors to fill vacancies as provided in clause (y) of the foregoing sentence.

(v)  Immediately upon the expiration of a default period, (x) the right of the holders of such Preferred Stock as a class to elect directors shall cease, (y) the term of any directors elected by the holders of such Preferred Stock as a class shall terminate, and (z) the number of directors shall be such number as may be provided for in the Certificate of Incorporation or the by-laws of the Corporation irrespective of any increase made pursuant to the provisions of Paragraph (c)(i) of this Section 3 (such number being subject, however, to change thereafter in any manner provided by law or in such Certificate of Incorporation or by-laws).

(vi)  Except as set forth herein, holders of shares of Series A Junior Participating Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

4.                                      Certain Restrictions.

(a)                                 Whenever quarterly dividends or other dividends or distributions payable on the Series A Junior Participating Preferred Stock as provided in Section 2 herein are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Junior Participating Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

(i)                                     declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Participating Preferred Stock;

(ii)                                  declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Junior Participating Preferred Stock, except dividends paid ratably on the Series A Junior Participating Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(iii)                               redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Junior Participating Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Junior Participating Preferred Stock; or

(iv)                              redeem or purchase or otherwise acquire for consideration any shares of Series A Junior Participating Preferred Stock, or any shares of stock ranking on a parity with the Series A Junior Participating Preferred Stock, except in accordance with the preceding clause (iii) or a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(b)                                 The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under Section 4(a) herein, purchase or otherwise acquire such shares at such time and in such manner.

5.                                      Reacquired Shares.  Any Series A Junior Participating Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein, in the Certificate of Incorporation, or in any other certificate of designation creating a series of Preferred Stock or any similar stock or as otherwise required by law.

6.                                      Liquidation, Dissolution or Winding Up.

(a)                                 Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Participating Preferred Stock unless, prior thereto, the holders of shares of Series A Junior Participating Preferred Stock shall have received an amount equal to $10,000 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the “Series A Liquidation Preference”). Following the payment of the full amount of the Series A Liquidation Preference, no additional distributions shall be made to the holders of shares of Series A Junior Participating Preferred Stock unless, prior thereto, the holders of shares of Common Stock shall have received an amount per share (the “Common Adjustment”) equal to the quotient obtained by dividing (i) the Series A Liquidation Preference by (ii) 10,000 (as appropriately adjusted as set forth in subparagraph (c) below to reflect such events as stock splits, stock dividends and recapitalizations with respect to the Common Stock) (such number in clause (ii), the “Adjustment Number”). Following the payment of the full amount of the Series A Liquidation Preference and the Common Adjustment in respect of all outstanding shares of Series A Junior Participating Preferred Stock and Common Stock, respectively, holders of shares of Series A Junior Participating Preferred Stock and holders of shares of Common Stock shall receive their ratable and proportionate share of the remaining assets to be distributed in the ratio of the Adjustment Number to one (1) with respect to such Preferred Stock and Common Stock, on a per share basis, respectively.

(b)                                 Notwithstanding paragraph (a) of this Section 6, (i) in the event, however, that there are not sufficient assets available to permit payment in full of the Series A Liquidation Preference and the liquidation preferences of all other series of Preferred Stock, if any, which rank on a parity with the Series A Junior Participating Preferred Stock, then such remaining assets shall be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences and (ii) in the event that there are not sufficient assets available to permit payment in full of the Common Adjustment, then such remaining assets shall be distributed ratably to the holders of shares of Common Stock.

(c)                                  In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

7.                                      Consolidation, Merger, etc.  In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series A Junior Participating Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 10,000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding shares of Common Stock, or (iii) combine the outstanding shares of Common Stock into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Junior Participating Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

8.                                      No Redemption.  The shares of Series A Junior Participating Preferred Stock shall not be redeemable.

9.                                      Ranking.  The Series A Junior Participating Preferred Stock shall rank junior to all other series of the Preferred Stock as to the payment of dividends and as to the distribution of assets upon liquidation, dissolution or winding up, unless the terms of any such series shall provide otherwise, and shall rank senior to the Common Stock as to such matters.

10.                               Amendment. The Certificate of Incorporation, including, without limitation, this resolution, shall not hereafter be amended, either directly or indirectly, or through merger or consolidation with another corporation, in any manner that would materially alter or change the powers, preferences or special rights of the Series A Junior Participating Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority or more of the outstanding shares of Series A Junior Participating Preferred Stock, voting together as a single class.

11.                               Fractional Shares. Series A Junior Participating Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of shares of Series A Junior Participating Preferred Stock.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be signed by its duly authorized officer this         day of                      , 2012.

Bryan L. Hansel
Chief Executive Officer